RAYOVAC CORPORATION
                             1997 STOCK OPTION PLAN
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         Rayovac Corporation (the "Company") hereby adopts the Rayovac
Corporation 1997 Stock Option Plan (the "Plan") as set forth herein. The purpose of the Plan is to provide an incentive to employees of the Company at the Director level and above to remain in such employ and to increase their efforts for the success of the Company by offering them an opportunity to increase their proprietary interest in the Company. The Plan shall be administered by David A. Jones (the "Administrator").

         Pursuant to the Plan, the Company may offer to those of its employees at the Director level and above who are selected by the Administrator (each employee so selected, a "Participant") the right (the "Option") to purchase authorized but unissued shares of the Company's common stock, par value $.01 per share ("Common Stock").

         The exercise price of an Option under the Plan shall be $6.01 per share. The Administrator may prescribe the minimum and maximum numbers of shares of Common Stock for which a Participant may exercise an Option, the expiration date of such Option and such other terms and conditions as the Administrator shall deem appropriate; provided, however, that the maximum aggregate number of shares of Common Stock with respect to which Options may be granted under the Plan shall be 665,000; and provided further that the Plan and each Option granted hereunder shall expire no later than November 30, 1997, 1997. Without limiting the generality of the foregoing, the Administrator may cause the Company to lend to a Participant the amount of cash necessary to exercise the Option granted to such Participant; provided, however, that no such loan shall be made unless such Participant simultaneously executes a promissory note in substantially the form annexed hereto.

         The Administrator may permit a Participant to surrender an Option held by such Participant and elect instead to have a portion of the amounts credited to such Participant's account under the Company's Deferred Compensation Plan credited as deferred stock units, each economically equivalent to a share of Common Stock. The maximum amount which a Participant may elect to have so credited shall be equal to the aggregate purchase price of the shares of Common Stock subject to the Option (or portion thereof) so surrendered.


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         Any Participant not otherwise a signatory to the Shareholders Agreement dated as of September 12, 1996 by and among the Company and the shareholders of the Company referred to therein, as amended (as so amended, the "Shareholders Agreement") shall be required to execute the Shareholders Agreement as a condition to the exercise by such Participant of any Option granted to such Participant under the Plan.


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